As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lakeland Industries, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3115216
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1525 Perimeter Parkway, Suite 325, Huntsville, AL 35806

(Address of Principal Executive Offices) (Zip Code)

Lakeland Industries, Inc. 2026 Equity Incentive Plan

(Full title of the Plan)

J. Calven Swinea

Chief Financial Officer and Secretary

1525 Perimeter Parkway, Suite 325

Huntsville, AL 35806

(256) 350-3873

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lori B. Metrock

Maynard Nexsen PC

1901 Sixth Ave. N, Suite 1700

Birmingham, AL 35203

(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☑

Non-accelerated filer ☐ Smaller reporting company ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Lakeland Industries, Inc. (the “Company”) for the purpose of registering 700,000 shares (the “Plan Shares”) of the Company’s common stock, par value $0.01 (“Common Stock”), that are available for issuance to eligible participants under the Lakeland Industries, Inc. 2026 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the Commission on April 16, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on April 21, 2026 (including the portions of the Definitive Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders, filed with the Commission on May 7, 2026, which are incorporated by reference therein);

(b)
The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2026, filed with the Commission on June 9, 2026;

(c)
The Company’s Current Reports on Form 8-K and 8-K/A filed with the Commission on February 17, 2026, February 23, 2026, and March 30, 2026 (except, with respect to each of the foregoing, for portions of such reports which are deemed to be furnished and not filed); and

(d)
The description of the Company’s Common Stock included as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the Commission on April 16, 2026, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (except, with respect to each of the foregoing, for portions of such documents which are deemed to be furnished and not filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

The Company’s Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article NINTH of the Restated Certificate of Incorporation of the Company provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 145 of the DGCL from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the DGCL, and such right to indemnification shall not be deemed exclusive under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Company’s Amended and Restated By-laws provide that each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which the By-laws are in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant to the By-laws is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Company (and any successor by merger or otherwise) to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that except as otherwise provided in the By-laws, the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

The foregoing discussion of the Company’s Restated Certificate of Incorporation, Amended and Restated By-laws and the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation, Amended and Restated By-laws and the DGCL, respectively.

In addition to such other rights of indemnification as they may have as directors or members of the compensation committee of the Board of Directors of the Company (the “Compensation Committee”), and to the extent allowed by applicable law, the Compensation Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal, to which the Compensation Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any award granted under the Plan, and against all amounts paid by the Compensation Committee in settlement thereof (provided, however, that the settlement has been approved by the Company) or paid by the Compensation Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged that such Compensation Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Compensation Committee shall offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

The Company also maintains a directors’ and officers’ insurance policy that insures the officers and directors of the Company from claims arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions discussed above, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No. Description of Exhibit

4.1 Restated Certificate of Incorporation of Lakeland Industries, Inc., as amended (incorporated by reference to Exhibit 4.1 of Lakeland Industries, Inc.’s Registration Statement on Form S-8 filed on September 3, 2021).

4.2 Amended and Restated By-laws of Lakeland Industries Inc. (incorporated by reference to Exhibit 3.1 of Lakeland Industries, Inc.’s Form 8-K filed April 28, 2017).

4.3* Lakeland Industries, Inc. 2026 Equity Incentive Plan.

5.1* Opinion of Maynard Nexsen PC.

23.1* Consent of RSM US LLP.

23.2* Consent of Maynard Nexsen PC (included in Exhibit 5.1).

24.1* Powers of Attorney.

107.1* Filing Fee Table.

* filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntsville, State of Alabama, on June 16, 2026.

lAKELAND iNDUSTRIES, INC.

By: /s/ J. Calven Swinea

J. Calven Swinea

Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
________*______________ James M. Jenkins	Chief Executive Officer, President, and Executive Chairman (Principal Executive Officer)	June 16, 2026
/s/ J. Calven Swinea J. Calven Swinea	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 16, 2026
________*______________ Martin Glavin	Director	June 16, 2026
________*______________ Nikki L. Hamblin	Director	June 16, 2026
________*______________ Ronald Herring	Director	June 16, 2026
________*______________ Melissa Kidd	Director	June 16, 2026
________*______________ Thomas J. McAteer	Director	June 16, 2026
________*______________ Lee Rudow	Director	June 16, 2026
________*______________ Jeffrey Schlarbaum	Director	June 16, 2026

* J. Calven Swinea, by signing his name hereto, does sign this document on behalf of the above noted individuals, pursuant to the powers of attorney duly executed by such individuals which have been filed as an exhibit to this Registration Statement.

By: /s/ J. Calven Swinea

J. Calven Swinea

Chief Financial Officer and Secretary